Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 31, 2023 relating to the consolidated financial statements of UpHealth, Inc. as of and for the year ended December 31, 2022, which appears in such Registration Statement. We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ BPM LLP

San Jose, California
April 7, 2023